Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Polly Schwerdt	Ted Gartner | Jessica Myers
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin announces approval of two-for-one stock split

CAYMAN ISLANDS/July 21, 2006/PR Newswire - Garmin Ltd. (“Garmin”) (Nasdaq: GRMN) announced that a special meeting of shareholders held today approved a two-for-one stock split. The company also announced that its board of directors has set August 2, 2006 as the record date for determining shareholders entitled to the stock split and August 15, 2006 as the effective date of the stock split.

Through its operating subsidiaries, Garmin Ltd. designs and manufactures navigation, communication and information electronics. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and is principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit the Investor Relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

# # #